Exhibit 99.1

NEWS RELEASE
For Immediate Release
August 1, 2008

Chesapeake Reports Second-Quarter 2008 Results

        RICHMOND, Va. – Chesapeake Corporation (NYSE: CSK) today reported financial results for the second quarter of 2008.

Second-Quarter 2008 Consolidated Results

•	Net sales of $251.4 million were comparable to net sales for second quarter of 2007, and declined 6 percent excluding the effect of changes in foreign currency exchange rates.

•
Operating loss was $216.2 million compared to $1.1 million for the second quarter of 2007.  The company recorded a goodwill impairment charge of $215.5 million in its Paperboard Packaging reporting segment in the second quarter of fiscal 2008. Operating income exclusive of goodwill impairments, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs (collectively “special items”) was $3.3 million, down $6.5 million when compared to the second quarter of 2007, and, excluding the effect of changes in foreign currency exchange rates, down $7.4 million compared to the second quarter of 2007.

•
Loss from continuing operations was $227.7 million, or $11.67 per share, compared to loss from continuing operations of $10.6 million, or $0.54 per share, for the second quarter of 2007.  Excluding special items, loss from continuing operations was $8.7 million, or $0.44 per share, compared to loss from continuing operations of $1.3 million, or $0.06 per share, for the second quarter of 2007.

•
Loss on discontinued operations, net of taxes, for the second quarter of 2008 was $33.3 million compared to $0.9 million for the same period in 2007.  The loss for the second quarter of 2008 primarily related to our environmental indemnification resulting from the acquisition of the former Wisconsin Tissue Mills Inc.

“We remain focused on two items, successfully refinancing our debt to provide us with additional liquidity and financial flexibility and achieving operational improvements for improved financial results in the second half of the year,” said Andrew J. Kohut, Chesapeake’s president & chief executive officer.  “In addition to new business, we expect a seasonal pick up in demand in most of our key markets.  Serving the needs of our customers is paramount and key to our success, and we fully expect to be able to respond to our customers’ needs during the seasonal peak of the year.  We continue to expect second-half operating results to improve over the first half but improvement for the full year will be more challenging given rising costs.”

Segment Results

The following discussion compares the results of the business segments for the second quarter of 2008 with the second quarter of 2007 and excludes the effect of changes in foreign currency exchange rates and special items.

Paperboard Packaging

Net sales for the second quarter of 2008 decreased 6 percent, or $13.0 million, compared to the same period in 2007.  The decline in net sales was due to lower sales of both branded products and pharmaceutical and healthcare packaging.  The sales decline in branded products packaging was approximately 9 percent and was primarily due to decreased sales of tobacco packaging related to the previously announced loss of business with British American Tobacco, partially offset by increased sales of U.K. drinks packaging and German confectionery packaging.  The decline in pharmaceutical and healthcare packaging sales was approximately 5 percent and was a result of lower customer demand and a competitive price environment.

Operating income for the second quarter of 2008 was unfavorable compared to the same period in 2007 by $4.5 million.  The decrease in operating results was largely due to decreased sales volumes, competitive pricing, start-up costs associated with new products and rising energy and related costs.

Plastic Packaging

Net sales for the second quarter of 2008 decreased 2 percent, or $0.8 million, over the comparable quarter in 2007.  The decrease in net sales during the second quarter was primarily due to decreased sales in the South African beverage operation partially offset by increased sales of specialty chemical packaging in the U.K. and Hungary.

Operating income for the second quarter of 2008 declined 53 percent, or $3.2 million, compared to the same period in 2007. The decrease in operating income for the second quarter was primarily due to competitive market conditions and increased raw material costs throughout the segment.

Liquidity

Net cash used in operating activities was $28.8 million for the first six months of 2008, compared to net cash provided by operating activities of $15.4 million for the first six months of 2007.  This unfavorable comparison was primarily due to the decline in operating results and increased working capital requirements compared to the same period in 2007.  Exclusive of restructuring spending, net cash used in operating activities was $25.6 million for the first six months of 2008 compared to net cash provided by operating activities of $19.6 million for the first six months of 2007.

Total debt at June 29, 2008 was $574.1 million, of which $222.8 million was designated as current, compared to total debt of $515.3 million at December 30, 2007, of which $6.9 million was designated as current. The increase in the current portion of long-term debt resulted primarily from the reclassification from non-current of the company’s 2004 senior revolving credit facility, which matures in February 2009.  Changes in foreign currency exchange rates increased total debt approximately $11.6 million at the end of the first six months of 2008 compared to the end of 2007.

On July 15, 2008, the company obtained agreement from a majority of the lenders under its senior revolving credit facility to amend the facility, which increased the total leverage ratio to 7.00:1 and the senior leverage ratio to 3.40:1, each for the second fiscal quarter of 2008.  The amendment also provided for agreement on the amended recovery plan for one of the company’s U.K. subsidiaries and its defined benefit pension plan, discussed below, which provides for an intercreditor agreement among the senior revolving credit facility lenders, the company and the trustee of the U.K. pension plan; places a limit on the future borrowing of the U.S. borrower under the senior revolving credit facility; and provides for a new event of default if the Pensions Regulator in the U.K. issues a Contribution Notice or Financial Support Direction.  The company was in compliance with all of its amended debt covenants as of the end of the second quarter of fiscal 2008.

The company has announced today that it has developed a comprehensive refinancing plan to address the upcoming maturity of its senior revolving credit facility and its general liquidity needs.  As previously disclosed, the company expects that, as of the end of the third fiscal quarter of 2008, it may not be in compliance with the financial covenants set forth in the senior revolving credit facility. The company expects to address compliance issues with these financial covenants (i) through the proposed refinancing plan, or (ii) by reducing outstanding indebtedness, amending the senior revolving credit facility or obtaining waivers from its lenders.  There can be no assurances that the proposed refinancing plan or these other alternatives will be successfully implemented in the amounts and timeframe contemplated herein, if at all.  Failure to successfully implement the refinancing plan or otherwise address anticipated compliance issues under the senior revolving credit facility would have a material adverse effect on the company’s business, results of operations and financial position.

U.K. Pension Recovery Plan

On July 15, 2008, one of the company’s U.K. subsidiaries agreed with the trustee of its defined benefit pension plan on an amended recovery plan.  Under the terms of the amended recovery plan, the plan trustee agreed to accept annual supplemental payments of £6 million over and above those needed to cover benefits and expenses until the earlier of (a) 2021 or (b) the plan attaining 100% funding on an on-going basis after 2014, and has waived the requirement for an additional cash payment due on or before July 15, 2008, to achieve an interim funding level of 90%.  The April 2008 valuation of the pension plan's assets and liabilities had indicated that the required supplementary contribution to the pension plan to achieve 90 percent funding as of that date under the terms of the former recovery plan, would have been £35.6 million. The U.K. subsidiary has agreed, subject to certain terms and conditions, to grant to the pension plan fixed equitable and floating charges on assets of the U.K. subsidiary and its subsidiaries in the United Kingdom and the Republic of Ireland securing an amount not to exceed the pension plan funding deficit on a scheme-specific basis. The security being granted to the pension plan trustee will be subordinated to the security given to the lenders under the company’s senior revolving credit facility.  The U.K. subsidiary’s agreement with the pension plan trustee also includes provisions for releases of the pension plan trustee’s security interest under certain conditions in the event of the sale, transfer or other disposal of assets over which the pension plan trustee holds a security interest or upon the pension plan trustee’s receipt of agreed cash payments to the pension plan in addition to those described above.  The U.K. subsidiary has made the £6 million supplemental payment to the pension plan due for 2008.

Income Taxes

The company’s effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management’s expectations as to the recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities.  The comparability of the company’s effective tax rate for the second quarter of fiscal 2008 was also affected by the goodwill impairment charge, none of which is deductible for income tax purposes.

Other Items

As of the end of the second quarter of 2008, the company changed its application of SFAS 87 “Employers' Accounting for Pensions” related to the methodology for calculating the expected return on plan assets component of net periodic pension cost.  The new method employs actual fair market value of plan assets rather than a market-related value, which the company believes is a preferred method.  Accounting principles generally accepted in the United States require that changes in accounting policies are reflected retrospectively to all periods presented.  Accordingly, we have adjusted our previously reported financial information for all periods presented to reflect the retrospective application of this change in accounting policy.  This change in accounting decreased pension expense net of income taxes for the second quarter and first six months of 2008 by $1.0 million and $2.0 million, respectively, and decreased pension expense net of income taxes for the second quarter and first six months of 2007 by $1.0 million and $2.1 million, respectively.

In conjunction with the ongoing discussions with current lenders under the company’s senior revolving credit facility and continued efforts to refinance the credit facility, during the second quarter of fiscal 2008 the company accelerated its annual review of its strategic business plan.  This review resulted in a decline in expectations of the operating performance of the Paperboard packaging reporting segment as a result of competitive pricing pressure and general economic conditions within this segment. Based on these results, the company conducted a review of the recoverability of its goodwill, and recorded a non-cash impairment charge of $215.5 million ($215.5 million after-tax) during the second quarter of fiscal 2008.

The results for the second quarter of 2008 also included restructuring expenses, asset impairments and other exit costs of $4.0 million related to broad-based workforce reductions as well as costs associated with the potential closure or disposal of underperforming assets.  The second quarter of 2007 included restructuring expenses, asset impairments and other exit costs of $10.9 million which were primarily associated with workforce reductions.

Loss on discontinued operations, net of taxes, for the second quarter of 2008 was $33.3 million which was primarily related to an environmental indemnification resulting from the acquisition of the former Wisconsin Tissue Mills Inc. (now WTM I Company, “WTM”) from Philip Morris Inc. (now Philip Morris USA, Inc., “Philip Morris”).  In 1985, Philip Morris agreed to indemnify WTM and Chesapeake for losses relating to breaches of representations and warranties set forth in the acquisition agreement.  Chesapeake identified PCB contamination in the Fox River in Wisconsin as a basis for a claim for indemnification.  Beginning in 1994, Philip Morris has made indemnification payments in excess of $53 million for Fox River losses.  In mid-June 2008, Philip Morris asserted a claim that it did not have an indemnification obligation and refused to continue to indemnify WTM and Chesapeake for their losses related to the Fox River.  That claim was resolved on June 26, 2008 in a settlement described in a Consent Decree filed with the Circuit Court of Henrico County, Virginia, by which, among other things, (i) Philip Morris released its claims for recovery of past indemnification payments; (ii) Philip Morris agreed to cooperate in WTM’s recovery under certain general liability insurance policies; and (iii) Philip Morris’ maximum liability for future indemnification under the 1985 acquisition agreement is capped to $36 million.  The cap placed on the future indemnification resulted in a reduction in the previously recorded receivable from Philip Morris related to the Fox River environmental liability.  The company intends to seek recovery for the Fox River losses under certain general liability insurance policies and believes that the insurance recoveries, together with the indemnification from Philip Morris, will provide substantial funds to cover the reasonably probable cost related to the Fox River matter.  However, there are risks related to the anticipated recovery under the general liability insurance policies, including certain coverage defenses which may be asserted by the insurance carriers.

Conference Call

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its second-quarter 2008 results.  The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.chesapeakecorp.com.  Simply click on the "Investor Relations" button in the left column, then on "Conference Calls."  A replay of the webcast will be available later today in that same section of Chesapeake's website.

About Chesapeake Corporation

Chesapeake Corporation protects and promotes the world’s great brands as a leading international supplier of value-added specialty paperboard and plastic packaging. Headquartered in Richmond, Va., the company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets.  Chesapeake has 45 locations in Europe, North America, Africa and Asia and employs approximately 5,400 people worldwide.

Forward-looking Statements

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from restructuring or cost savings initiatives, and to complete such activities in accordance with their planned timetables and within their expected cost ranges; the effects of competitive products and pricing; changes in production costs, particularly for raw materials such as folding carton and plastics materials, and the ability to pass through increases in raw material costs to customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; changes in governmental policies and regulations; changes in interest rates and credit availability; changes in actuarial assumptions related to pension and postretirement benefits plans; changes in liabilities and cash funding obligations associated with the company’s defined benefit pension plans; the ability to remain in compliance with current debt covenants and to refinance the senior revolving credit facility; fluctuations in foreign currency exchange rates; and other risks that are detailed from time to time in reports filed by Chesapeake with the Securities and Exchange Commission.

Chesapeake Corporation
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Second Quarter		Year to Date
	2008	2007 (a)	2008	2007 (a)

Net sales	$251.4	$250.9	$504.3	$522.9
Costs and expenses:
Cost of products sold	213.3	207.9	431.4	430.3
Selling, general and administrative expenses	36.1	33.6	71.4	66.3
Goodwill impairment charges (b)	215.5	-	215.5	-
Restructuring expenses, asset impairments and other exit costs (c)	4.0	10.9	4.6	11.7
Other income, net	1.3	0.4	3.3	1.0
Operating (loss) income	(216.2)	(1.1)	(215.3)	15.6

Interest expense, net	12.3	10.8	23.8	21.5
Loss from continuing operations before taxes	(228.5)	(11.9)	(239.1)	(5.9)

Income tax (benefit) expense	(0.8)	(1.3)	(4.0)	2.8
Loss from continuing operations	(227.7)	(10.6)	(235.1)	(8.7)

Discontinued operations, net of taxes (d)	(33.3)	(0.9)	(33.7)	(1.1)
Net loss	$(261.0)	$(11.5)	$(268.8)	$(9.8)

Diluted earnings per share:
Loss from continuing operations	$(11.67)	$(0.54)	$(12.05)	$(0.45)
Discontinued operations, net of taxes	(1.71)	(0.05)	(1.73)	(0.06)
Net loss	$(13.38)	$(0.59)	$(13.78)	$(0.51)

Weighted average shares and equivalents outstanding - diluted	19.5	19.4	19.5	19.4

(a) Previously reported financial information for all periods presented have been adjusted to reflect the retrospective application of a change in accounting policy in the second quarter of 2008 related to our methodology for calculating net periodic pension cost.

(b) Goodwill impairment charge related to the Paperboard Packaging segment

(c) Restructuring expenses, asset impairments and other exit costs in 2008 and 2007 primarily relate to workforce reductions and potential closure or disposal of underperforming assets.

(d) Discontinued operations in 2008 is primarily related to a reduction in a previously recorded receivable from
Philip Morris USA Inc. related to the Fox River environmental indemnification, following a settlement between them and the company on June 26,2008. Both 2008 and 2007 also include expense related to the tax treatment of the disposition of assets of Wisconsin Tissue Mills Inc. in 1999.

Chesapeake Corporation
Consolidated Balance Sheets (Unaudited)
($ in millions)

	June 29,	December 30,
	2008	2007 (a)
Assets
Current assets:
Cash and cash equivalents	$21.1	$10.0
Accounts receivable, net	161.9	163.6
Inventories, net	126.3	121.4
Other current assets	55.0	36.2
Total current assets	364.3	331.2

Property, plant and equipment, net	356.6	358.7
Goodwill	169.4	387.4
Other assets	93.5	134.5
Total assets	$983.8	$1,211.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$229.5	$228.6
Current portion of long-term debt	222.8	6.9
Income taxes payable	5.7	1.8
Total current liabilities	458.0	237.3

Long-term debt	351.3	508.4
Pension and postretirement benefits	34.7	36.4
Deferred income taxes	42.2	42.3
Long-term income taxes payable	28.9	28.5
Other long-term liabilities	51.3	76.0
Stockholders' equity	17.4	282.9
Total liabilities and stockholders' equity	$983.8	$1,211.8

(a) Previously reported financial information for all periods presented have been adjusted to reflect the retrospective application of a change in accounting policy in the second quarter of 2008 related to our methodology for calculating net periodic pension cost.

Chesapeake Corporation
Business Segment Highlights (Unaudited)
($ in millions)

	First	Second	Year
	Quarter	Quarter	to Date
Net sales:
2008
Paperboard Packaging	$200.3	$205.2	$405.5
Plastic Packaging	52.6	46.2	98.8
	$252.9	$251.4	$504.3
2007
Paperboard Packaging	$225.3	$207.2	$432.5
Plastic Packaging	46.7	43.7	90.4
	$272.0	$250.9	$522.9

Operating income (loss):
2008
Paperboard Packaging	$0.3	$4.2	$4.5
Plastic Packaging	5.0	3.4	8.4
Corporate	(3.8)	(4.3)	(8.1)
Goodwill impairment charge	-	(215.5)	(215.5)
Restructuring expenses, asset impairments and
other exit costs	(0.6)	(4.0)	(4.6)
	$0.9	$(216.2)	$(215.3)
2007
Paperboard Packaging	$14.1	$8.4	$22.5
Plastic Packaging	7.0	6.0	13.0
Corporate	(3.6)	(4.6)	(8.2)
Restructuring expenses, asset impairments and
other exit costs	(0.8)	(10.9)	(11.7)
	$16.7	$(1.1)	$15.6

Depreciation and amortization:
2008
Paperboard Packaging	$10.8	$11.1	$21.9
Plastic Packaging	2.0	1.9	3.9
Corporate	-	0.1	0.1
	$12.8	$13.1	$25.9
2007
Paperboard Packaging	$11.4	$10.9	$22.3
Plastic Packaging	1.7	1.8	3.5
Corporate	0.1	-	0.1
	$13.2	$12.7	$25.9

Note: Previously reported financial information for all periods presented have been adjusted to reflect the retrospective application of a change in accounting policy in the second quarter of 2008 related to our methodology for calculating net periodic pension cost.

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

Non-GAAP Financial Measures

The company presents the following non-GAAP measures of results: operating income (loss); income (loss) from continuing operations; earnings (loss) per share from continuing operations; and cash flows from operating activities. Each is adjusted to exclude special items which include goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, restructuring expenses, asset impairments and other exit costs, and cash spending for restructuring activities.

The company’s management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP.

	Second Quarter				Year to Date

	GAAP Basis		Excluding Special Items		GAAP Basis		Excluding Special Items
CONSOLIDATED RESULTS	2008	2007 (a)	2008	2007 (a)	2008	2007 (a)	2008	2007 (a)

Operating (loss) income	$(216.2)	$(1.1)	3.3	$9.8	$(215.3)	$15.6	4.8	$27.3
(Loss) income from continuing operations	(227.7)	(10.6)	(8.7)	(1.3)	(235.1)	(8.7)	(15.7)	1.3
(Loss) earnings per share from continuing operations	(11.67)	(0.54)	(0.44)	(0.06)	(12.05)	(0.45)	(0.80)	0.07
Net cash (used in) provided by operating activities	(23.8)	1.2	(22.2)	3.3	(28.8)	15.4	(25.6)	19.6
Capital expenditures	6.8	12.4	6.8	12.4	22.5	24.9	22.5	24.9

	Second Quarter		Percent Change		Year to Date		Percent Change
	2008	2007 (a)	GAAP	Local	2008	2007 (a)	GAAP	Local
SEGMENT RESULTS			Basis	Currency			Basis	Currency

Net sales:
Paperboard Packaging	$205.2	$207.2	(1.0)%	(6.3)%	$405.5	$432.5	(6.2)%	(11.5)%
Plastic Packaging	46.2	43.7	5.7%	(1.8)%	98.8	90.4	9.3%	1.1%
	$251.4	$250.9	0.2%	(5.5)%	$504.3	$522.9	(3.6)%	(9.4)%
Operating income (loss):
Paperboard Packaging	$4.2	$8.4	(50.0)%	(53.6)%	$4.5	$22.5	(80.0)%	(82.2)%
Plastic Packaging	3.4	6.0	(43.3)%	(53.3)%	8.4	13.0	(35.4)%	(45.4)%
Corporate	(4.3)	(4.6)	6.5%	6.5%	(8.1)	(8.2)	1.2%	1.2%
Goodwill impairment charge	(215.5)	-	(100.0)%	(100.0)%	(215.5)	-	(100.0)%	(100.0)%
Restructuring expenses, asset impairments, and other exit costs	(4.0)	(10.9)	63.3%	66.1%	(4.6)	(11.7)	60.7%	62.4%
	$(216.2)	$(1.1)	(19,554.5)%	(19,800.0)%	$(215.3)	$15.6	(1,480.1)%	(1,503.8)%

(a) Previously reported financial information for all periods presented have been adjusted to reflect the retrospective application of a change in accounting policy in the second quarter of 2008 related to our methodology for calculating net periodic pension cost.

Chesapeake Corporation
Non-GAAP Financial Measures (Unaudited)
($ in millions, except per share data)

	Second Quarter		Year to Date
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2008	2007 (a)	2008	2007 (a)

Operating (loss) income	$(216.2)	$(1.1)	$(215.3)	$15.6
Add: goodwill impairment charge	215.5	-	215.5	-
Add: restructuring expenses, asset impairments and other exit costs	4.0	10.9	4.6	11.7
Operating income exclusive of special items	$3.3	$9.8	$4.8	$27.3

Loss from continuing operations	$(227.7)	$(10.6)	$(235.1)	$(8.7)
Add: goodwill impairment charge	215.5	-	215.5	-
Add: restructuring expenses, asset impairments and other exit costs after taxes	3.5	9.3	3.9	10.0
(Loss) income from continuing operations exclusive of special items	$(8.7)	$(1.3)	$(15.7)	$1.3

Loss per share from continuing operations	$(11.67)	$(0.54)	$(12.05)	$(0.45)
Add: goodwill impairment charge	11.05	-	11.05	-
Add: restructuring expenses, asset impairments and other exit costs after taxes	0.18	0.48	0.20	0.52
(Loss) earnings per share from continuing operations exclusive of special items	$(0.44)	$(0.06)	$(0.80)	$0.07

Cash flows from operating activities	$(23.8)	$1.2	$(28.8)	$15.4
Add: cash spending for restructuring activities	1.6	2.1	3.2	4.2
Cash flows from operating activities exclusive of special items	$(22.2)	$3.3	$(25.6)	$19.6

(a) Previously reported financial information for all periods presented have been adjusted to reflect the retrospective application of a change in accounting policy in the second quarter of 2008 related to our methodology for calculating net periodic pension cost.

# # #

Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@chesapeakecorp.com
www.chesapeakecorp.com

Investor Relations Contact:
Joel K. Mostrom
Executive Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@chesapeakecorp.com
www.chesapeakecorp.com